Exhibit 10.1

5. ARTICLE FIVE

MEANS FOR IMPLEMENTATION OF THE PLAN

5.1 Formation of New Partners

On or prior to the Effective Date, the Debtors shall form, or cause to be formed, Entegra, and shall form, or cause to be formed, New Union Power, New Gila River Power, and New Trans-Union Pipeline, in each case as subsidiaries of Entegra and pursuant to the following limited liability company agreements, or in substantially similar form (as amended, restated, supplemented and otherwise modified from time to time):

(a)	New Union Power: Exhibit F;

(b)	New Gila River Power: Exhibit G;

(c)	New Trans-Union Pipeline Exhibit H;

(d)	Entegra: Exhibit I.

5.2 Continued Legal Existence and Vesting of Assets in the Reorganized Debtors

After the Effective Date, the Reorganized Debtors shall continue to exist as separate legal entities in accordance with the applicable law in the respective jurisdiction in which they are formed and pursuant to their respective certificates of limited partnership or formation in effect prior to the Effective Date. Notwithstanding anything to the contrary in this Plan, the Unimpaired Claims of a particular Debtor or Reorganized Debtor shall remain the obligations solely of such Debtor or Reorganized Debtor and shall not become obligations of any other Debtor or Reorganized Debtor solely by virtue of this Plan or the Chapter 11 Cases. Except as otherwise provided in this Plan, on and after the Effective Date, all property of the Estate of the Debtors, including all claims, rights, and causes of action and any property acquired by the Debtors or the Reorganized Debtors under or in connection with this Plan, shall vest in the Reorganized Debtors free and clear of all Claims, security interests, liens, charges, other encumbrances, and Interests, but in all events encumbered by and subject to the Prepetition Banks Liens which, as of the Effective Date, secure the repayment of the Obligations under the New Credit Agreements. On and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property and compromise or settle any Claims without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, other than restrictions expressly imposed by the New Credit Agreements, this Plan or the Confirmation Order.

5.3 Cancellation of Old Partnership Interests and Issuance of New Partnership Interests to New Partners

(a) On the Effective Date but subject to the terms of Section 5.11 of this Plan, (i) the Old Partnership Interests shall be cancelled and (ii) the obligations of the Debtors under any agreements, documents, contracts or certificates of designation governing the Old Partnership Interests shall be discharged. As of the Effective Date but subject to the terms of Section 5.11 of this Plan, all Old Partnership Interests that have been authorized to be issued but that have not been issued shall be deemed cancelled and extinguished without any further action of any party or order of the Bankruptcy Court.

(b) On the Effective Date and in accordance with the terms of this Plan and the New Limited Partnership Agreements, the following New Partnership Interests shall be issued to the New Partners:

(i) Reorganized UPP shall issue the New Reorganized UPP General Partnership Interests to New Union Power and the New Reorganized UPP Limited Partnership Interests to Entegra.

(ii) Reorganized PGR shall issue the New Reorganized PGR General Partnership Interests to New Gila River Power and the New Reorganized PGR Limited Partnership Interests to Entegra.

(iii) Reorganized Trans-Union shall issue the New Reorganized Trans-Union General Partnership Interests to New Trans-Union Pipeline and the New Reorganized Trans-Union Limited Partnership Interests to Entegra.

(c) For purposes of implementation of this Plan, pursuant to the Confirmation Order, and on account of the Prepetition Banks Secured Claims, the New Partnership Interests shall be deemed to be transferred to the Prepetition Banks, and thereafter shall be deemed to be transferred by such Prepetition Banks to Entegra or the affiliates of Entegra, as applicable.

5.4 Governance, Directors, Officers, and Authority to Act

(a) Certificates of Limited Partnership and Formation. The certificates of limited partnership and formation of each of the Debtors shall be amended as necessary to satisfy the provisions of this Plan and the Bankruptcy Code. After the Effective Date, such certificates may be amended and restated as permitted by applicable law.

(b) Directors and Officers of the Reorganized Debtors. Subject to any requirement of Bankruptcy Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code, as of the Effective Date, the initial officers of each Reorganized Debtor shall be the officers of the applicable Debtors immediately prior to the Effective Date. On the Effective Date, the board of directors of Entegra shall have five (5) members, all of whom are listed on Plan Schedule 5.4(b) (which list shall be approved by, and may be amended by the Debtors prior to the Confirmation Hearing with the consent of, the Prepetition Agent given in writing or on the record in the Chapter Il Cases and filed with the Bankruptcy Court).

(c) Authority to Act. On the Effective Date, the adoption of the New Limited Partnership Agreements and, subject to the filing of certificates of formation with the appropriate jurisdictions, the New Limited Liability Company Agreements or in each case similar constituent documents, the selection of directors and officers for the Reorganized Debtors, Entegra and its subsidiaries, and all other actions contemplated by or described in this Plan with respect thereto shall be authorized and approved and be binding and in full force and effect in all respects without further action by any party. All matters provided for in this Plan involving the legal structure of the Debtors, Reorganized Debtors, Entegra or its subsidiaries, and any legal action required by the Debtors, Reorganized Debtors, Entegra or its subsidiaries in connection with this Plan, shall be deemed to have occurred and shall be in full force and effect in all respects, without any requirement of further action by the security holders, officers or directors of the Debtors, Reorganized Debtors, Entegra or its subsidiaries or further order of the Bankruptcy Court. On the Effective Date, the appropriate officers of the Debtors, Reorganized Debtors, Entegra or its subsidiaries and members of their respective boards of directors of the Debtors, Reorganized Debtors, Entegra or its subsidiaries are authorized and directed to issue, execute, and deliver the contracts, agreements, documents, guarantees, pledges, consents, securities, certificates, resolutions and instruments contemplated by this Plan, including, without limitation, the New Credit Agreements and agreements described in Section 5.13 of this Plan.

5.5 Issuance of New Securities and Related Documentation

On or as soon as reasonably practicable after the Effective Date, (i) the Reorganized Debtors shall issue the New Partnership Interests, New Term A Loan Notes, New Term A L/C Notes, New Term B Loan Notes, and New Term B L/C Notes, and (ii) the New Partners shall issue the New Membership Interests to be distributed pursuant to this Plan without further act or action under applicable law, regulation, order, or rule. The issuance of the New Partnership Interests, New Membership Interests, New Term A Loan Notes, New Term A L/C Notes, New Term B Loan Notes, and New Term B L/C Notes and the distribution thereof under this Plan shall be exempt from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code. Without limiting the effect of section 1145 of the Bankruptcy Code, all documents, agreements, and instruments entered into on or as of the Effective Date contemplated by or in furtherance of this Plan shall become effective and binding in accordance with their respective terms and conditions upon the parties thereto. Holders of Allowed Class 4 Claims in UPP and PGR shall be deemed to have elected to accept Class A Units under the New Limited Liability Company Agreement for Entegra and shall be deemed to have elected to be a Full-Voting Bank under the New Credit Agreements unless on or prior to the Bankruptcy Court’s first scheduled hearing for final approval of the Disclosure Statement, such Holder shall have executed and delivered written notice to the Debtors and Prepetition Agent that such Holder affirmatively elects to receive Class B Units under the New Limited Liability Company Agreement for Entegra or be a Limited-Voting Bank under the New Credit Agreements, provided that the election of each Consenting Prepetition Bank to receive Class A Units or Class B Units under the New Limited Liability Agreement for Entegra, as applicable, set forth in the Master Settlement Agreement shall be binding on and constitute the election of each such

Consenting Prepetition Bank with respect thereto. Notwithstanding anything in this Plan to the contrary, distributions of Entegra Membership Interests to Holders of Allowed Class 4 Claims may be distributed directly to such Holders or to such Holders’ designee as permitted by and subject to the New Limited Liability Company Agreement of Entegra.

5.6 Exit Financing

On the Effective Date, without any requirement of further act or action by security holders, officers, or directors of the Debtors or Reorganized Debtors or further order of the Bankruptcy Court, the Reorganized Debtors shall be authorized and directed to enter into the New Credit Agreements, which will contain the New Revolving Loan Facilities, the New L/C Facilities, and the terms of the New Term A Loan Notes, New Term A L/C Notes, New Term B Loan Notes, and New Term B L/C Notes, as well as execute, deliver, file, record and issue any notes, documents, or agreements in connection therewith.

5.7 Sources of Cash for Plan Distributions

Except as otherwise provided in this Plan or the Confirmation Order, all Cash necessary for Reorganized Debtors to make payments pursuant to this Plan shall be obtained from existing Cash balances, the operations of the Debtors and the Reorganized Debtors, or the New Credit Agreements. To the extent permitted by the New Credit Agreements, the Reorganized Debtors may also make such payments using Cash received from their subsidiaries through the Reorganized Debtors’ consolidated cash management systems.

5.8 [intentionally omitted]

5.9 No Discharge, Release or Novation of Prepetition Credit Agreements Obligations; Conforming Amendments to Prepetition Credit Documents

Notwithstanding anything in this Plan to the contrary, nothing in this Plan is, or shall be deemed to constitute, a discharge or release of the Debtors with respect to, or novation of, any of the Prepetition Credit Agreements Obligations, or cancellation of any of the Prepetition Credit Documents (other than the Prepetition Credit Agreements Notes). Except as expressly amended or modified by this Plan, all Prepetition Credit Documents, including, without limitation, mortgages, security agreements, pledges and guarantees and Prepetition Act 9 Bond Documents, including, without limitation, mortgages, leases and indentures, shall remain in full force and effect and shall, in their original form and as amended or modified pursuant to this Plan, secure the Obligations under the New Credit Agreements, and, at the written request of the Prepetition Agent, the Reorganized Debtors shall execute and deliver conforming amendments to such documents in order to implement the same, all without further order of the Bankruptcy Court.

5.10 No Discharge and No Release of Prepetition Banks Liens

Notwithstanding anything in this Plan to the contrary, all property of the Estate of the Debtors, including all claims, rights, and causes of action and any property acquired by the

Debtors or the Reorganized Debtors under or in connection with this Plan, shall remain encumbered by and subject to the Prepetition Banks Liens which, as of the Effective Date, secure the repayment of the Obligations under the New Credit Agreements, and such Prepetition Banks Liens shall not be, and shall not be deemed to be, discharged or released on account of this Plan or the Chapter 11 Cases.

5.11 Interests in Finance Co.

Notwithstanding anything in this Plan to the contrary, on the Effective Date, the Interests in Finance Co. shall remain effective and outstanding and be owned and held by Reorganized UPP. Distributions to Holders of Allowed Old Membership Interests shall be funded as a carve out and assignment pursuant to this Plan from the distributions to which Holders of Allowed Class 4 Claims would otherwise be entitled. Finance Co. shall continue to be governed by the terms and conditions of its limited liability company agreement as in effect prior to the Effective Date.

5.12 Intercompany Claims

On the Effective Date and to the extent permitted by the New Credit Agreements, the Intercompany Claims of Debtors against Debtors arising under the Prepetition Credit Documents or Prepetition Act 9 Bond Documents shall remain unimpaired under section 1124 of the Bankruptcy Code.

5.13 Guarantees, Security Agreements and Pledges by Entegra and its Subsidiaries

On the Effective Date, Entegra and its subsidiaries, including, without limitation, the New Partners, shall execute and deliver guarantees substantially in the form attached as Exhibit R to this Plan and security agreements and pledges substantially in the form attached as Exhibits S and T to this Plan, respectively, which guarantee, and grant security interests and liens in all their respective assets to secure, repayment of the Obligations under the New Credit Agreements. On the Effective Date, Entegra shall accept and enter into the Representation and Indemnity Agreement.

5.14 Union Bonds

To facilitate the implementation of the terms of this Plan, including the preservation of certain exemptions from ad valorem property taxes, on or as soon as reasonably practicable after the Effective Date, UPP and Finance Co. shall be authorized and directed to execute and deliver: (i) the Restated UPP Lease Agreement, (ii) the Restated Intercompany Loan Agreement, (iii) the Restated Union Bond Indenture, and (iv) all other Restated Union Bond Documentation, as applicable, in form and substance acceptable to the Prepetition Agent. UPP and Finance Co. shall be authorized and directed to execute and deliver any and all instructions and consents to the Union Bond Trustee and the Union Issuer as are necessary and appropriate to effectuate the execution of the Restated Union Bond Documentation.